UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): September 8, 2021

ZEUUS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-56297	37-1830331
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

9th Floor, 31 West 27th Street

New York, NY, 10001

(Address of principal executive offices)

(888) 469-3887

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 8, 2021, pursuant to the authority vested in the Board of Directors (the “Board”) of ZEUSS Inc. (the “Company”), pursuant to the Company’s bylaws, the Board increased the size of the Board by two persons, such that the Board now consists of three members. Also effective September 8, 2021, the Board appointed Tommy Dunehew and Khamis Buharoon Al Shamsi as directors to fill the newly created Board vacancies. Each of the new directors will serve in such positions until their respective earlier death, resignation or removal.

Mr. Dunehew, age 60, has served as president of IT50 Global Defense Consulting, a sought-after advisor and consultant for complex military and commercial industry environments, as well as global enterprises, since 2021. Mr. Dunehew has led innovation and strategy in the defense and aircraft industry for over 30 years. Prior to joining IT50 Global Defense Consulting, he served as vice president of International Strategic Development and Industrial Partnerships for General Atomics Aeronautical Systems in San Diego, California since 2019.

Mr. Dunehew’s vast and varied experience includes almost 30 years at Boeing, serving in positions from director of operations up to vice president for international sales. During this time, he filled many high-impact roles, including liaising with the U.S. Department of Defense, designing and executing multibillion-dollar contracts, and leading the end-to-end operations of Boeing’s $5 billion international operations. In this role, Mr. Dunehew consulted with both leadership and key stakeholders to define goals and shape global campaigns, as well as collaborative partnerships. He led the way to continuing innovation by capturing high-value partnerships, as well as seeking and facilitating partnerships with key industrial leaders. Mr. Dunehew has worked with the U.S. Air Force, Navy, Army, Marine Corps and dozens of nations across the globe.

Mr. Dunehew strengths and experience have led to him being a sought-after leader when it comes to strategy, development, and high-value partnerships. He Tommy has an Executive Masters Degree in Business Administration from Pepperdine University and a Bachelor of Science Degree in aeronautics from Embry-Riddle University. He also served in the U.S. Airforce for 14 years.

Mr. Buharoom Al Shamsi, age 57, runs a banking consultancy advisory service. Mr. Buharoom Al Shamsi spent 14 years at Abu Dhabi Islamic Bank, from 2007 to March 2021. During this time, he held many roles including managing director, member of the board of directors, vice-chairman of the board of directors, and acting CEO for two years. He most recently served as Vice Chairman of Abu Dhabi Islamic Bank. He has over 36 years of experience in banking, having acted as CEO, manager, and chairman of several boards, and has successfully led teams as the head of the settlements committee, member of the executive committee, and vice-chairman of the nominations and remuneration committee, among many other offices.

Before his time at Abu Dhabi Islamic Bank, Mr. Buharoom Al Shamsi served as CEO of Commercial Bank International for two years, during which time he contributed to the restructuring of the bank. His work at Commercial Bank International included acting as managing director for Commercial Bank Brokerage, as well as managing director for Takamul Real Estate.

Mr. Buharoom Al Shamsi is a certified public accountant and an auditor. He served as an auditor with the UAE Central Bank for 11 years.

Mr. Buharoom Al Shamsi is a sought-after advisor, having sat as chairman of committees including the Audit Committee at Agthia since 2020, a current seat at the Abu Dhabi National Takaful Company, Unifund Capital Financial Investment (UAE) from 2009 to 2017, and National Development Bank (Egypt) from 2007 to 2010, among others. He has also served as a member on many boards and executive committees in UAE, Dubai, Egypt, and London, among others.

In connection with Mr. Buharoom Al Shamsi’s appointment as a director on September 8, 2021, the Company entered into a letter agreement Mr. Buharoom Al Shamsi dated September 6, 2021. Pursuant to the terms of the letter agreement, Mr. Buharoom Al Shamsi agreed to serve as a member of the Board until September 6, 2022. Unless his appointment is renewed prior to September 6, 2022, Mr. Buharoom Al Shamsi agreed to resign immediately as a member of the Board. Notwithstanding any other provisions of the letter agreement, however, his appointment may be terminated at any time by the Company in accordance with the Company’s organizational documents and applicable provisions of the law. In exchange for Mr. Buharoom Al Shamsi’s services as a director, the Company agreed to pay Mr. Buharoom Al Shamsi $75,000, to be paid in shares.

The foregoing description of the letter agreement is not complete and is qualified in its entirety by reference to the text of the letter agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter of Agreement dated September 6, 2021 by and between the Company and Khamis Buharoon Al Shamsi.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEUUS Inc.

Dated: September 14, 2021	By:	/s/ Bassam A.I. Al-Mutawa
Bassam A.I. Al-Mutawa
President, Chief Executive Officer and Chief Financial Officer